Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MALVERN BANCORP, INC.

(As amended through February 15, 2017)

ARTICLE I

NAME

The name of the corporation is Malvern Bancorp, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is 42 East Lancaster Avenue, Paoli, Chester County, Pennsylvania 19301.

ARTICLE III

NATURE OF BUSINESS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the “BCL”).  The Corporation is incorporated under the provisions of the BCL.

ARTICLE IV

CAPITAL STOCK

A.  Authorized Amount.  The total number of shares of capital stock which the Corporation has authority to issue is 60,000,000, of which 10,000,000 shall be serial preferred stock, par value $0.01 per share (hereinafter the “Preferred Stock”), and 50,000,000 shall be common stock, par value $0.01 per share (hereinafter the “Common Stock”).  Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders.  The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor.

B.  Common Stock.  Except as provided in this Article IV (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power of the Corporation shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation.  Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor.  Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C.  Authority of Board to Fix Terms of Preferred Stock. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

D.  Preemptive Rights.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of capital stock of the Corporation as such shall have any preemptive or preferential right to purchase or subscribe to any part of any new or additional issue of capital stock of any class whatsoever of the Corporation, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized or issued.

E.  Uncertificated Shares.  Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

ARTICLE V

INCORPORATOR

The name and mailing address of the sole incorporator is as follows:

Name	Address

Malvern Federal Savings Bank	42 East Lancaster Avenue Paoli, Pennsylvania 19301

ARTICLE VI

DIRECTORS

A.  Directors and Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of a Board of Directors.  Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Corporation shall be determined in accordance with the Corporation’s Bylaws.

B.   Terms.  Commencing with directors elected at the annual meeting of shareholders in 2017, each director shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders. Notwithstanding the foregoing, all directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected and qualified, except in the case of the death, resignation, or removal of any director. Election of directors shall be conducted as provided in these Articles of Incorporation or in the Corporation’s Bylaws.

C.  No Cumulative Voting.  Shareholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

D.  Vacancies.  Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the right to elect directors by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected and qualified.

E.  Removal.  Except as otherwise required by law, and subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office by shareholders only for cause and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.  Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation.

ARTICLE VII

MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

A.  Special Meetings of Shareholders.  Except as otherwise required by law, and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of shareholders may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

B.  Action Without a Meeting.  An action permitted to be taken by the shareholders of the Corporation at a meeting of shareholders may be taken without a meeting only if a unanimous written consent setting forth the action so taken is signed by all shareholders who would be entitled to vote at a meeting for such purpose and such consent is filed with the Secretary of the Corporation as part of the corporate records.

ARTICLE VIII

LIABILITY OF DIRECTORS AND OFFICERS

The personal liability of the directors and officers of the Corporation for monetary damages for conduct in their capacities as such shall be eliminated to the fullest extent permitted by the BCL as it exists on the effective date of these Articles of Incorporation or as such law may be thereafter in effect.  No amendment, modification or repeal of this Article VIII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VIII, shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act occurring prior to such amendment, modification, repeal or adoption.

ARTICLE IX

APPLICABILITY OF CERTAIN PROVISIONS OF THE BCL

Subchapter G, “Control-Share Acquisitions,” of Chapter 25 of the BCL, and any successor to such provision, shall not apply to the Corporation.

ARTICLE X

STOCKHOLDER APPROVAL OF CERTAIN ACTIONS

Except as set forth in the following sentence, any action required or permitted to be taken by the stockholders of the Corporation pursuant to Subchapters C (Merger, Consolidation, Share Exchange, and Sale of Assets), D (Division) and F (Voluntary Dissolution and Winding Up) of Chapter 19 of the BCL, or any successors thereto, shall be taken upon only the affirmative vote of at least a majority of the shares of Common Stock which are issued and outstanding and entitled to vote generally in an election of directors (the “Voting Shares”), as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding the preceding sentence, if any such action is recommended by at least two-thirds of the entire Board of Directors, the stockholder vote set forth in the preceding sentence will not be applicable, and, in such event, the action will require only such affirmative vote as is required by law.

ARTICLE XI

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

A. Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation.  No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by applicable law, thereafter is approved by the holders of a majority (except as provided below) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.  Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Articles VI, VII, VIII, X and XI hereof which has not been approved by the affirmative vote of 80% of the Corporation’s Board of Directors then in office.

B.  Bylaws.  The Board of Directors, to the extent permitted by law, or shareholders may adopt, alter, amend or repeal the Bylaws of the Corporation.  Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors.  Such action by the shareholders shall require the affirmative vote of at least a majority of the Voting Shares (as defined in Article X hereof), as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof provided, however, that the affirmative vote of at least 75% of the Voting Shares (as defined in Article X  hereof), voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, alter, change or repeal any provision of, or adopt any provision inconsistent with, Sections 2.10, 3.1, 3.2, 3.3, 3.4 and 3.12 and Article VI of the Bylaws.

ARTICLE XII

LIQUIDATION ACCOUNT

Under regulations of the Board of Governors of the Federal Reserve System, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion and Reorganization of Malvern Federal Mutual Holding Company, Malvern Federal Bancorp, Inc., the Corporation and Malvern Federal Savings Bank (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Malvern Federal Savings Bank, the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve System and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

IN WITNESS WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer thereof this 15th day of February, 2017.

MALVERN BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name:	Anthony C. Weagley
Title:	President and Chief Executive Officer

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